Exhibit 99.1

News Release
For more information, please contact:
MEDIA: Mike Cummins
312-549-5257
Michael.Cummins@ConAgraFoods.com
INVESTORS: Johan Nystedt 312-549-5002
IR@ConAgraFoods.com

F O R   I M M E D I A T E   R E L E A S E

CONAGRA FOODS NAMES DAVID MARBERGER

CHIEF FINANCIAL OFFICER

CHICAGO, Ill., July 14, 2016– ConAgra Foods, Inc. (NYSE: CAG) today announced that David Marberger has been appointed executive vice president and chief financial officer, effective August 29, 2016. Marberger will report to Sean Connolly, president and chief executive officer of ConAgra Foods, Inc., and will succeed John Gehring, who previously announced his plans to retire from the company. Gehring will remain with the company until the end of September to assist with Marberger’s transition.

Marberger brings more than 30 years of finance and leadership experience to ConAgra Foods, including significant consumer packaged goods expertise. Currently, he serves as chief financial officer at Prestige Brands (NYSE: PBH), a provider of over-the-counter healthcare products with a portfolio of over 80 brands. Prior to joining Prestige Brands, Marberger served as chief financial officer of Godiva Chocolatier for seven years, where he was responsible for the finance, accounting, audit, tax and IT functions in addition to overseeing the company’s worldwide strategic planning process. At Godiva, Marberger was instrumental in spearheading efforts to establish the company as a standalone business under new ownership and delivering significant improvements in overall performance. Prior to joining Godiva, Marberger served as chief financial officer at Tasty Baking Company (then NASDAQ listed) and spent 10 years at Campbell Soup Company, where he held finance roles with increasing responsibility. He began his career at PriceWaterhouseCoopers. Marberger holds a M.B.A. from The Wharton School, University of Pennsylvania, and a B.B.A. from the University of Massachusetts.

“Dave is a proven leader with relevant industry expertise and significant experience developing and guiding finance organizations,” said Connolly. “Dave’s breadth of experience and demonstrated track record of delivering improved business performance will be tremendous assets to ConAgra Foods. We look forward to benefiting from his insights and expertise as we continue our efforts to turn ConAgra Foods into a focused, higher-margin, more contemporary and higher-performing company.”

Dave Marberger said, “I am honored to join ConAgra Foods at such an exciting time. I look forward to working closely with Sean and the rest of the team as we complete the spin-off of Lamb Weston and deliver enhanced focus and improved performance and shareholder value.”

About ConAgra Foods

ConAgra Foods, Inc. (NYSE: CAG) is one of North America’s leading packaged food companies with recognized brands such as Marie Callender’s®, Healthy Choice®, Slim Jim®, Hebrew National®, Orville Redenbacher’s®, Peter Pan®, Reddi-wip®, PAM®, Snack Pack®, Banquet®, Chef Boyardee®, Egg Beaters®, Hunt’s® and many other ConAgra Foods brands found in grocery, convenience, mass merchandise and club stores. ConAgra Foods also has a strong business-to- business presence, supplying frozen potato and sweet potato products as well as other vegetable, spice and grain products to a variety of well-known restaurants, foodservice operators and commercial customers. For more information, please visit us at www.conagrafoods.com.

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